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                                                                       Exhibit 5



                                  May 20, 1999



Colgate-Palmolive Company
300 Park Avenue
New York, NY  10022

Re: Colgate-Palmolive Company Executive Incentive Compensation Plan
    Registration Statement on Form S-8
    ---------------------------------------------------------------

Gentlemen:

    This opinion is rendered to you in connection with the above mentioned Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration by Colgate-Palmolive Company (the "Company") of 2,500,000 shares (the "Shares") of Common Stock, par value $1.00 per share (the "Common Stock"), of the Company for issuance under the Company's Executive Incentive Compensation Plan (the "Plan").

    I am Senior Vice President, General Counsel and Secretary of the Company. I or attorneys under my supervision are familiar with the Plan for which the Shares are being registered. In rendering my opinion as to the Shares, I have relied upon opinions delivered to the New York Stock Exchange with respect to original issuances of Common Stock and have assumed that such Common Stock was originally issued as contemplated by such opinions.

    Based upon the foregoing, it is my opinion that the Shares have been duly authorized and, once issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

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    I consent to the use of this opinion as Exhibit 5 to the Registration
Statement and to the reference thereto under the caption "Interests of Named Experts and Counsel" in Part II of the Registration Statement. My consent to such reference does not constitute an admission that I fall within the category of persons whose consent is required under the Act.

                          Very truly yours,



                          /s/ Andrew D. Hendry

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